Exhibit 10.3

CH2M HILL Companies, Ltd.

Amended and Restated Restricted Stock Plan

ARTICLE I

INTRODUCTION

1.1

Establishment.  CH2M HILL Companies, Ltd., a Delaware corporation, hereby amends and restates the CH2M HILL Companies, Ltd. Restricted Stock Plan (the “Plan”) effective as of February 28, 2017.  All restricted stock grants issued and granted under the previous Restricted Stock Policy and Administration Plan shall remain in full force and effect as provided under the plan.  All shares of common stock that may be canceled under the previous plan shall roll into the Plan and be available for grant under this Plan.  This Plan permits the grants of Restricted Stock and Restricted Stock Units to eligible Participants.

1.2

Purposes.  The purpose of the Plan is to provide selected individuals with added incentives to continue in the long‑term service of CH2M.  The Plan is also designed to help CH2M attract, retain and motivate high quality people and to provide financial incentives to Plan participants to maximize the financial performance of CH2M, thereby increasing shareholder value.

ARTICLE II

DEFINITIONS

2.1

Affiliate means any entity controlling, controlled by or under common control with CH2M or any entity of which CH2M directly or indirectly owns at least 20% of the equity and whose employees, directors, officers or consultants are selected by either the Committee or the Board to participate in the Plan.

2.2	Award means an award of Restricted Stock or RSUs hereunder.

2.3	Board means the Board of Directors of CH2M HILL Companies, Ltd.

2.4

Cause means unless otherwise provided in a Grant Notice, (a) “Cause” as defined in any individual employment agreement to which the applicable Participant and CH2M are parties, or (b) if there is no such individual employment agreement or if it does not define Cause:  (i) commission of (A) a felony (or its equivalent in a non-United States jurisdiction) or (B) other conduct of a criminal nature that has or is likely to have a material adverse effect on the reputation or standing in the community of CH2M or an Affiliate or that legally prohibits the Participant from working for CH2M or any Affiliate; (ii) breach by the Participant of a regulatory rule that adversely affects the Participant’s ability to perform the Participant’s duties to CH2M and the Affiliates; (iii) dishonesty in the course of fulfilling the Participant’s employment duties; (iv) any material breach by the Participant of any provision of any agreement or understanding between CH2M or an Affiliate and the Participant regarding the terms of the Participant’s service as an employee or other service provider of CH2M or an Affiliate, including the willful and continued failure or refusal of the Participant to perform the material duties required of such Participant as an employee or other service provider of CH2M or an Affiliate, other than as a result of having a Disability, or a breach of any applicable invention assignment, confidentiality or other restrictive covenant agreement or similar agreement between CH2M or an Affiliate and the Participant; or (v) any other misconduct by the Participant that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, CH2M or an Affiliate.

2.5	Change in Control means:

a.

Any one person, or more than one person acting as a group, acquires ownership of stock of CH2M that, together with stock held by such person or group, constitutes more than 50% of the total fair market value of the Stock.  However, if any one person or more than one person acting as a group, owns more than 50% of the total fair market value of the Stock, the acquisition of additional stock by the same person or persons is not considered to cause a change in the ownership of CH2M (or to cause a change in the effective control of CH2M).

b.

There is a change in the effective control of CH2M.  A change in the effective control of CH2M occurs on the date that either: (i) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of Stock that represents 30% or more of the total voting power of the Stock; or (ii) a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

c.	Any one person, or more than one person acting as a group, acquires ownership of all or substantially all of the assets of CH2M.

d.	The stockholders of CH2M approve a plan of liquidation or dissolution of CH2M and such transaction is consummated.

For purposes of this definition “persons acting as a group” shall have the following meaning:  Persons will not be considered to be acting as a group solely because they purchased stock of CH2M at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation.  If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

For the avoidance of doubt, this definition shall be interpreted in accordance with Treasury guidance for the definition of “change in the ownership of a corporation” and “change in the effective control of a corporation” under Section 409A of the Code.

2.6	Code means the Internal Revenue Code of 1986, as amended.

2.7	Committee means the Compensation Committee of the Board empowered to take actions with respect to the administration of the Plan as described in Article V of this document.

2.8	CH2M means CH2M HILL Companies, Ltd., a Delaware corporation.

2.9	Disability shall have the meaning given to such term in Section 22(e)(3) of the Code.

2.10

 Good Reason means, without the Participant’s consent following a Change in Control: (a) a material reduction in the position or responsibilities of the Participant; (b) a material reduction in the Participant’s base salary; or (c) a relocation of the Participant’s primary assigned work location to a distance of more than fifty (50) miles from its location as of the date of a Change in Control.

2.11

 Grant Notice means the notice delivered from CH2M to the Participant (including via a third party vendor utilized by the Company to facilitate such grant notification) which sets forth the number of shares of Restricted Stock or Restricted Stock Units granted, the grant date, the nature of the restrictions, and any other terms as may be determined from time to time.

2.12	Internal Market means the limited internal market maintained by CH2M for the purchase and sale of its common stock.

2.13	Participant means an employee, consultant, officer or director designated by the Committee during the term of the Plan to receive one or more Awards under the Plan.

2.14

 Plan means the CH2M HILL Companies, Ltd. Amended and Restated Restricted Stock Plan which amends and restates the Restricted Stock Policy and Administration Plan effective on January 1, 2000 as amended and restated as of September 13, 2013.

2.15	Restricted Stock means one share of CH2M common stock granted pursuant to the Plan which is subject to the restrictions set forth in the Grant Notice.

2.16	Restricted Stock Unit or RSU means a right to receive shares of Stock (or the cash equivalent thereof) in the future upon satisfaction of the applicable restrictions set forth in the Grant Notice.

2.17	Stock means the common stock of CH2M, and any stock issued or issuable in substitution for the common stock.

ARTICLE III

PARTICIPATION

The Committee, in its sole discretion shall, from time to time, determine which employees, directors, officers and consultants shall be Participants in the Plan, and be granted one or more Awards of Restricted Stock and/or RSUs.

ARTICLE IV

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

4.1

Grant of Restricted Stock and Restricted Stock Units.  A Participant may be granted one or more shares of Restricted Stock and/or one or more RSUs.  Restricted Stock and RSUs shall be granted on and as of the date specified in the Grant Notice. Each Restricted Stock and RSU Award shall be separately approved, and the receipt of one Award shall not result in automatic receipt of any other Award.  Upon determination by the Committee or its delegate to grant Restricted Stock or RSUs to a Participant, CH2M shall deliver a Grant Notice to the Participant.  The Committee may delegate to one or more officers of CH2M the authority to grant shares of Restricted Stock and/or RSUs, subject to such limits and other terms and conditions as may be specified by the Committee.  All grants of Restricted Stock and RSUs to Section 16 officers must be approved by the Committee in advance of the grant.

4.2

Grant Notice.  The specific terms of each Restricted Stock and RSU Award granted under the Plan shall be set forth in the Grant Notice.  A Grant Notice shall be delivered by CH2M to the Participant to whom the Award is granted and in such form as may be approved by the Committee.

a.	Number of Shares of Restricted Stock or RSUs. The Grant Notice shall state the specific number of shares of Restricted Stock or RSUs, as determined by the Committee.

b.

Vesting of Restricted Stock or RSUs.  The Grant Notice shall state the specific vesting schedule to which the Restricted Stock or RSUs is subject including whether and to what extent performance features and metrics affect the vesting schedule and shall include the specific performance metrics, if any.  In the absence of a vesting schedule in the Grant Notice, the entire Award shall vest on the third anniversary of the date the Award is granted.

i.

Termination of Services for Any Reason.  Except as otherwise provided in (ii) or (iv) below, if a Participant terminates service for any reason and is not 100% vested in all Restricted Stock or RSUs he or she holds as of the date of such termination, he or she shall be entitled only to the portion of Restricted Stock or RSU Award which was vested on the day he or she terminates service, and shall not be entitled to any portion of the non-vested Restricted Stock or RSUs under the Plan.

ii.

Termination of Services by Reason of Death or Disability.  With respect to a Participant who terminates service by reason of death or Disability, the Participant shall become automatically 100% vested in all outstanding Restricted Stock and RSUs held under the Plan.

iii.

Definition of Termination of Services.  Termination of services occurs as of the first day on which the Participant is no longer performing services for CH2M or its Affiliates, voluntarily or at CH2M’s request.  In the event of any dispute as to whether a Participant has terminated service, such a determination shall be made by the Committee in its sole discretion.  If the Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, a termination of service shall be deemed to have occurred when the entity ceases to be an Affiliate unless the Participant transfers his or her employment or other service relationship to CH2M or its remaining Affiliates.  Notwithstanding the foregoing, with respect to any Award subject to Section 409A of the Code, a Participant’s termination of service shall be the date of his or her “separation from service” as determined pursuant to Section 409A and applicable guidance thereunder.

iv.	Change in Control Vesting.

1.

All Restricted Stock which was granted prior to February 28, 2017 shall be 100% vested as of the date on which a Change in Control occurs, except as otherwise may be provided in an individual agreement with a Participant (e.g., a Change of Control Agreement).

2.

For Awards granted on or after February 28, 2017, unless otherwise provided in a Grant Notice or an individual agreement with the Participant (e.g., a Change of Control Agreement), if a Participant’s employment is terminated without Cause or by the Participant for Good Reason, in either case during the two (2)-year period following a Change in Control, all then-outstanding Awards shall be 100% vested.

c.

Cancellation of Restricted Stock Grant. The Committee may cancel a Restricted Stock or RSU grant at any time upon written notice of cancellation to a Participant.  Upon cancellation of a Restricted Stock or RSU grant, the Participant shall not have any right to continue vesting in the Restricted Stock or RSUs granted under the Plan.  Neither CH2M nor the Committee shall have any liability to the Participant with respect to not yet vested Restricted Stock or RSUs under the canceled Restricted Stock or RSU grant.  As a precondition to such cancellation, CH2M shall replace cancelled not yet vested Restricted Stock or RSUs with instruments of approximately equal value as of the date of cancellation. “Equal value” shall be determined by the Committee in its sole discretion.  Neither CH2M nor the Committee shall have any liability to the Restricted Stock or RSU holder with respect to any adverse tax implications of such cancellation and substitution.  Notwithstanding the foregoing, no such action shall be taken that would violate Section 409A of the Code.

4.3	Non-Transferability of Restricted Stock or RSUs. No Restricted Stock or RSUs shall be assignable or transferable.

4.4

Restrictions on Transfers and Sale of Instruments Upon 100% Vesting.   All Restricted Stock transferred to a Participant and RSUs granted to the Participant in accordance with the Plan will be subject to the terms, conditions, and restrictions on Stock set forth in CH2M's Articles of Incorporation and Bylaws, as amended from time to time, and its filings with the U.S. Securities and Exchange Commission, including: (a) restrictions that grant CH2M the right to repurchase shares upon termination of the shareholder's affiliation with CH2M; (b) restrictions that grant CH2M a right of first refusal if the shareholder wishes to sell shares other than in the Internal Market; (c) restrictions that require the approval of CH2M for any other sale of shares, and (d) the rules of the Company’s Internal Market, including but not limited to proration.

Notwithstanding any other provision of the Plan, CH2M will not be required to transfer Stock to any person if, immediately after the transfer, the recipient would own more shares of Stock than that person is permitted to own under the Articles of Incorporation and Bylaws of CH2M, as amended from time to time.

4.5

Withholding Requirement.  All grants hereunder are subject to withholding of all taxes, government mandated social benefit contributions, or other payments required to be withheld which are applicable to the Participants. Upon vesting of Restricted Stock or settlement of RSUs, as applicable, a Participant will receive shares net of his or her tax withholding obligation if not enough cash is awarded to cover taxes.  The foregoing notwithstanding, the Committee may, in its sole discretion, permit a Participant to satisfy his or her tax withholding obligations by other means.

4.6

No Equity Holder Privileges.  No Participant shall have any privileges as an equity holder with respect to any non-vested Restricted Stock or with respect to RSUs until the underlying Stock is issued to the Participant.

ARTICLE V

PLAN ADMINISTRATION

5.1

Committee.  The Plan shall be administered by the Compensation Committee appointed by and serving at the pleasure of the Board.  The composition of the Compensation Committee shall consist of those members as described in the Charter of the Committee, as may be amended from time to time (the “Charter”).

5.2	Committee Meetings and Actions. The Committee shall hold meetings and have the authority to take such action as determined in the Charter.

5.3

Powers of Committee.  The Committee shall, in its sole discretion (a) select the Participants from among the eligible employees, directors, officers, and consultants, (b) determine the Awards to be made pursuant to the Plan, and (c) determine the time at which such Awards are to be made. The Committee shall have the full and exclusive right to grant and determine terms and conditions of all Awards granted under the Plan and establish such other terms under the Plan as the Committee may deem necessary or desirable and consistent with the terms of the Plan. The Committee shall determine the form or forms of notice that shall set forth the terms and conditions of the grants under the Plan. The Committee may from time to time adopt such rules and regulations for carrying out the purposes of the Plan as it may deem proper and in the best interests of CH2M.  The Committee may delegate to one or more officers of CH2M the authority to grant shares of Restricted Stock and/or RSUs, subject to such limits and other terms and conditions as may be specified by the Committee.

5.4

Interpretation of Plan.  The determination of the Committee as to any disputed question arising under the Plan, including questions of construction and interpretation, shall be final, binding and conclusive upon all persons, including CH2M, its shareholders, and all persons having any interest in Awards which may be or have been granted pursuant to the Plan.

5.5	Limitation of Liability and Indemnification.

a.	No member of the Committee or the Board shall be liable for any action or determination made in good faith.

b.

Each person who is or shall have been a member of the Committee or of the Board shall be indemnified and held harmless by CH2M against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid in settlement thereof, with CH2M's approval, or paid in satisfaction of a judgment in any such action, suit or proceeding against him, provided such person shall give CH2M an opportunity, at its own expense, to handle and defend the same before undertaking to handle and defend it on such person's own behalf.

ARTICLE VI

ADJUSTMENTS TO AWARDS

6.1

Number of Shares of Stock.  The number of shares of Stock authorized for issuance under the Plan shall be determined at the discretion of the Committee.  If adjustments are required under Sections 6.3 or 6.4 to the number of Restricted Stock or RSUs granted, the number of shares of Stock authorized under the Plan shall be adjusted in a similar manner.

6.2	Unused Restricted Stock and RSUs. Any Restricted Stock and RSUs that for any reason are canceled or forfeited shall automatically become available for grant under the Plan.

6.3

Adjustments for Stock Splits and Stock Dividends.  If there is any increase or decrease in the number of outstanding shares of Stock or any change in the rights and privileges of shares of Stock (a) as a result of the payment of a Stock dividend or any other distribution payable in Stock, or (b) through a stock split, subdivision, consolidation, combination, reclassification or re-capitalization involving the Stock, then each outstanding Restricted Stock and RSU grant the outstanding shall be appropriately modified by the Committee.

6.4

Other Distributions and Changes in the Stock.  If CH2M distributes assets or securities of persons other than CH2M (excluding cash or distributions referred to in Section 6.3) with respect to the Stock, or if CH2M grants rights to subscribe pro rata for additional Shares of Stock or for any other securities of CH2M to the holders of its Stock, or if there is any other change in the number or kind of outstanding shares of Stock or of any stock or other securities into which the Stock will be changed or for which it has been exchanged, and if the Committee in its discretion determines that the event equitably requires an adjustment to any Award, then such adjustments shall be made, or other action shall be taken, by the Committee as the Committee in its discretion deems appropriate.

ARTICLE VII

REQUIREMENTS OF LAW

7.1	Requirements of Law. All Awards pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

7.2	Governing Law. The Plan and all agreements under the Plan shall be construed in accordance with and governed by the laws of the State of Delaware, United States of America.

7.3	Section 409A. Each Award subject to Section 409A of the Code shall be administered in accordance with the requirements of Section 409A of the Code.

ARTICLE VIII

AMENDMENT, MODIFICATION AND TERMINATION

The Board may amend or modify any provision of the Plan at any time.  The Board may suspend the granting of any Restricted Stock and/or RSUs under the Plan or terminate the Plan at any time.

The Board may determine that any not yet vested Restricted Stock and/or RSUs granted under the Plan shall be subject to additional and/or modified terms and conditions, and the terms of the Restricted Stock and/or RSU grant shall be adjusted accordingly, as may be necessary to comply with or take account of any securities, exchange control, or taxation laws, regulations or practice of any territory which may have application to the relevant Participant.

ARTICLE IX

MISCELLANEOUS

9.1

Gender and Number.  Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

9.2

No Right to Continued Employment.  Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of the Participant's employment by, or consulting relationship with, CH2M and/or Affiliates, or interfere in any way with the right of CH2M or Affiliates, subject to the terms of any separate employment agreement or other contract to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award.  Any Participant who leaves the employment of CH2M shall not be entitled to any compensation for any loss of any right or any benefit or prospective right or benefit under this Plan which the Participant might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise.